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                                                                    EXHIBIT 10.5

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This Amended and Restated Employment Agreement ("Agreement") is executed pursuant to Board approval dated March 13, 1998, to rescind, replace, amend and restate the Employment Agreement (the "Initial Agreement") originally intended to be effective as of the 1st day of September, 1996 but entered into 5th of March, 1997, between AUTOMATIC TIME SYSTEMS CORP., a Michigan corporation (the "Company"), and RICHARD PENINGTON (the "Employee").

         In order to correct certain errors and omissions inadvertently made in connection with the Initial Agreement and to update certain references to reflect the acquisition by Advanced Systems International, Inc. of all the shares of the capital stock of the Company which occurred in July 1997, and in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

SECTION 1. OPERATION OF AGREEMENT.

         This Agreement rescinds, replaces, amends and restates the Initial Agreement ab initio, for all intents and purposes as if this Agreement had been the document executed instead of the Initial Agreement. For service as an officer and/or employee of the Company, the Employee shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the Company, as they may be amended from time to time. In addition, the Company will indemnify Employee and hold him harmless, in advance and on demand, from any and all loss or liabilities he my incur as a result of claims asserted against Employee in connection with his employment or his status as a stockholder of the Company's parent, Advanced Systems International, Inc. ("Parent"), except for claims resulting from Employee's willful conduct.

SECTION 2. TERM OF AGREEMENT.

         This Agreement shall remain in effect until it is terminated pursuant to Section 5.

SECTION 3. SERVICES.

         The Employee shall serve the Company in the capacity, with the title, and with the present and anticipated future job descriptions, duties and positions, as are set forth in the attached Exhibit A. He shall have such general powers of supervision and management and such other responsibilities as are consistent with such positions, at all times subject to the control and supervision of the Board of Directors; provided, however, that the Employee may serve in such other Employee position as is mutually acceptable to the Company and the Employee. The Employee shall serve the Company faithfully and diligently. The Employee shall devote such of his productive time, ability and attention to the business of the Company during the term of this


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Agreement as may be required to dispatch his duties hereunder in a competent manner. Employee's principal job location shall not change from the metropolitan Detroit area without his consent.

SECTION 4. SALARY, BONUS, BENEFITS AND EXPENSES.

         The Company shall pay or provide Employee with the base salary, bonus, equity compensation, and fringe and other benefits as are set forth in the attached Exhibit B.

SECTION 5. TERMINATION OF EMPLOYMENT.

         (a) TERMINATION BY THE COMPANY. The Company may terminate this Agreement at any time for any reason, either with or without "Cause". For purposes of this Agreement, "Cause" shall mean: (i) the willful misconduct of Employee materially injurious to the Company; (ii) any violation by Employee of any law, rule or regulation related to the business of the Company that results in a material injury to the Company; or (iii) the failure by Employee to follow any written policy adopted by the Company (provided that such policy does not conflict with the provisions of this Agreement), which failure results in a material injury to the Company. No act or failure to act on the Employee's part shall be considered "willful" unless done, or not done, by the Employee in bad faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless the Company shall have delivered to the Employee a notice of such termination within thirty (30) days after the date that the Company becomes aware of the occurrence of the event giving rise to Cause. The Employee shall be entitled to invoke the arbitration procedures set forth in this Agreement in the event of a dispute between the Company and the Employee as to the existence of "Cause".

         (b) INVOLUNTARY OR VOLUNTARY TERMINATION BY EMPLOYEE. The Employee's employment with the Company shall also be terminated upon the occurrence of any of the following:

              (i) the Employee's voluntary termination of employment with the Company for any reason, including, but not limited to, for "Good Cause;" or

              (ii) the Employee's involuntary termination of employment with the Company for any reason, including, but not limited to, the death or Disability of the Employee.

For purposes of this Agreement, "Good Cause" shall mean any material change in the responsibilities or duties of the Employee as described in Section 3 hereof except as may be permitted therein, or the Company's breach of any other material term or material condition of this Agreement. For purposes of this Agreement, a "Disability" shall be deemed to have occurred if the Employee is prevented from performing his duties hereunder by reason of physical or mental incapacity for a period of ninety (90) consecutive days. During the term of disability the employee will receive his normal pay for the first sixty (60) days, 50% of his


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normal pay for the next thirty (30) days and thereafter shall be compensated by way of and according to the terms of the Company's disability insurance policy.

SECTION 6. TERMINATION BENEFITS.

         (a) Upon termination of the Employee's employment by the Company other than for Cause, or upon the voluntary termination for Good Cause by the Employee of his employment with the Company, the Company shall pay to the Employee, or his legal representative, an amount equal to three months salary together with any bonus accrued up to the date of termination; provided, that with respect to any bonus plan, the Company shall be deemed to have attained one hundred percent (100%) of the bonus targets for the performance period in which the termination of the Employee's employment occurs and the corresponding bonus payments shall be payable to the Employee as if the Employee's employment had not been terminated. All amounts payable to the Employee hereunder which are not paid to the Employee within thirty (30) days after the due date therefor shall include interest at the prime rate (as published in the "Money Rates" column of The Wall Street Journal on the date thirty (30) days after such due date) (the "Prime Rate") plus two percent (2%). The Company may, at its sole option, purchase insurance to cover all or any part of the compensation and benefits payable to the Employee upon termination of employment under this Section 6(a).

         (b) Notwithstanding anything in Subsection (a) of this Section 6 to the contrary, upon termination of the Employee's employment for any reason, the Company will continue to provide the Employee and his spouse with medical and hospitalization insurance only to the extent, for the time periods and at Employee's expense, as mandated by COBRA or any similar successor law.

SECTION 7. CHANGE IN CONTROL.

         A "Change in Control" shall be deemed to have occurred if both (i) any person or "group" other than shareholders as of the date of this Agreement acquires "beneficial ownership" (in each case as defined by applicable regulations promulgated by the Securities and Exchange Commission) of 51 % or more of the Parent's outstanding equity securities. Upon a Change in Control, the Employee's stock ownership, units and options shall accelerate and vest 100%.

SECTION 8. COVENANT NOT TO COMPETE.

         (a) During the term of this Agreement and for a two year period commencing on the date of termination of this Agreement, Employee will not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in the sale of products in competition with those of the Company, anywhere within a 500 mile radius of the Company's then executive offices; provided, however, that Employee shall be permitted to make passive investments in companies which may compete with the Business (as hereinafter defined), as long as such investments do not exceed 5% of the equity interests of such companies.

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         (b)  Employee will not at any time, for so long as any Confidential
Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly to any person outside of the Company or any corporation owned or controlled by the Company or under common control with the Company ("Affiliate") any Confidential Information.

         (c) During the term of this Agreement and for a two year period commencing on the date of termination of this Agreement, Employee shall not directly or indirectly divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom Employee had contact or association during the term of his association with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by Employee during his association with the Company.

         (d) During the term of this Agreement and for a two year period commencing on the date of termination of this Agreement, Employee shall not, either directly or indirectly, induce or attempt to induce any person with whom Employee was acquainted while associated with the Company to leave the employment of the Company or any of the affiliates.

         (e) As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any affiliate (other than by the act or acts of an employee not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

         (f) As used in this Agreement, the Company's "Business" shall mean the development, design, manufacture, documentation, distribution and sales of computer hardware, computer software and associated equipment relating to time and attendance.

         (g) Employee agrees and understands that the remedy at law for any breach by him of this Covenant Not to Compete will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Employee's violation of any legally enforceable provision of this Covenant Not to Compete, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Covenant Not to Compete shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Covenant which may be pursued or availed of by the Company.


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SECTION 9. TAX WITHHOLDING.

         The Company may withhold from any amounts payable under this Agreement, or shall require Employee to remit to the Company at the time of receipt of payments, all applicable federal, state, local or other withholding taxes.

SECTION 10. BINDING EFFECT.

         (a) This Agreement shall be binding upon the successors and assigns of the Company. The Company shall take whatever actions are necessary to ensure that any successor to its operations (whether by purchase, merger, consolidation, sale of substantially all assets or otherwise) assumes all of the Company's obligations under this Agreement, and the Company shall obtain from such successor a written agreement satisfactory to the Employee evidencing the successors assumption of such obligations.

         (b) This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the Employee and his legal representatives and heirs. However, the rights of the Employee under this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise encumbered.

SECTION 11. AMENDMENT OR MODIFICATION OF AGREEMENT.

         This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto.

SECTION 12. VALIDITY.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall continue in full force and effect.

SECTION 13. LIMITATION ON RIGHTS.

         (a) Subject to the terms and conditions set forth herein: (i) this Agreement shall create no right in the Employee to continue in the Company's employment for any specific period of time or create any other rights of the Employee or obligations on the part of the Company; and (ii) this Agreement shall not restrict the right of the Company to terminate the Employee or restrict the right of the Employee to terminate his employment.

         (b) This Agreement shall not be construed to exclude the Employee from participation in any other compensation or benefit programs in which he is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other Employee personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Employee is entitled.

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SECTION 14. ARBITRATION.

         Disputes under this Agreement shall be settled pursuant to binding arbitration before three arbitrators in Oakland County, Michigan, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect. For purposes of choosing the arbitrators, the Company shall designate one arbitrator, the Employee shall choose one arbitrator and the two arbitrators jointly shall designate a third arbitrator, in accordance with the commercial arbitration rules referenced above. The arbitrators' sole authority shall be to interpret and apply the provisions of this Agreement; they shall not change, add to, or subtract from, any of its provisions. The arbitrators shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction over this matter may enter a judgment based upon such arbitration. All decisions of the arbitrators shall be final and binding on the claimant and the Company without appeal to any court.

SECTION 15. FEES AND EXPENSES.

         To the extent that the Employee is successful as the result of any controversy over the interpretation, enforceability or validity of any provision in this Agreement, the Company shall reimburse the Employee for any and all fees and expenses, including, but not limited to, attorneys' fees, incurred by the Employee in connection with such dispute. The Company shall reimburse the Employee for such fees and expenses within twenty days following written demand therefor by the Employee. Payments of fees and expenses made by the Company more than twenty (20) days after written demand therefor (for any reason) shall accrue interest at the Prime Rate (on the twentieth day following the due date thereof) plus two percent (2%), which interest shall begin accruing on the twentieth day following such date.

SECTION 16. MISCELLANEOUS.

         A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

SECTION 17. GOVERNING LAW.

         To the extent not preempted by federal law, this Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

SECTION 18.  ENTIRE AGREEMENT.

         This document represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement and it may not be altered or amended except by an agreement in writing.


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SECTION 19. NOTICE.

         All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally or mailed in the United States by certified or registered mail, postage prepaid, return receipt requested, to the parties at the following addresses or at such other addresses as may be given in writing by one party to the other at least five (5) days prior to the mailing or delivery of such notice:

              Employee:         Richard Penington
                                31207 Foxboro Way
                                Beverly Hills, Michigan 48025

              Company:          AUTOMATIC TIME SYSTEMS CORP.
                                17515 W. Nine Mile Road
                                Southfield, Michigan 48075
                                Attn: President

In all events, with a copy to:

                                Jaffe, Raitt, Heuer & Weiss,
                                Professional Corporation
                                One Woodward Avenue, Suite 2400
                                Detroit, Michigan 48226-3418
                                Attn: David D. Warner, Esq.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


         THE EMPLOYEE                       AUTOMATIC TIME SYSTEMS CORP.,
                                            a Michigan corporation


By:                                         By:
   ---------------------------------           ---------------------------------
         Richard Penington                        Gerald A. Pesut, President






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                                  EXHIBIT A TO
                            THE EMPLOYMENT AGREEMENT
                                RICHARD PENINGTON

JOB TITLE

Chief Financial Officer/Vice President of Finance

JOB DESCRIPTION

1. Establish and be responsible for all accounting and financial functions at ATS.

2.       Develop and maintain budgets and business plans as required.

3. Keep management appraised of the financial performance of the corporation and make recommendations to achieve corporate financial objectives.

4.       Development of Presentation Materials for Funding/Investment Activities

5.       Maintain Banking Relationships

6.       Maintain Auditing Relationships

7. Establish and Maintain Financial and Operational Controls and contracts.

8.       Responsible for Benefits Program and Personnel Policies

9.       Develop and Maintain Customer Purchase Contracts

10. Work with all areas of the organization to promote and support the goals and objectives of the Corporation.


REPORTING STRUCTURE

Reporting to the President, Chief Executive Officer



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                                EXHIBIT B TO THE
                              EMPLOYMENT AGREEMENT

                                RICHARD PENINGTON


COMPENSATION

         SALARY:  $10,500/month subject to review annually.

         BONUS: Bonus is based on the current business plan which indicates Total Revenue of $6 million and Total Operating Profit of $1.5 million

                  - Upon achievement of 100% of plan of either of the two
                         components a bonus of $20,000 will be paid for each of the milestones.
                  - On "Total Revenues" over plan a bonus of 2% of same shall be paid
                  - Bonus is based upon the current business plan and does not include any sales that might be achieved through acquisitions or mergers.

         OPTIONS: For up to 500,000 shares of Parent's stock at $0.70 per share, according to the terms and conditions of an Option Agreement (form attached).

BENEFITS

The Company currently provides the following benefits all of which may be reviewed periodically:

         HEALTH BENEFITS
         The Company currently provides comprehensive health benefits for the employee. The employee must pay the expense associated with adding other family members to the coverage. The specific terms and benefits of the policy are subject to periodic review and revision

         DENTAL PLAN
         Coverage in accordance with the Company policy is provided for the employee, with the employee having the option of adding other family members. The specific terms and benefits of the policy are subject to periodic review and revision.

         RETIREMENT BENEFIT
         At this time, the employee is responsible for privately arranging his own retirement program.

         LIFE INSURANCE
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         The Company will provide $500,000 of term life insurance for the employee.

         DISABILITY INSURANCE
         The Company will provide Disability Insurance for the employee, which will commence after 90 days of disability as defined in the policy. The specific terms and benefits of the policy are subject to periodic review and revision

EXPENSE RECOVERY

The employee will be reimbursed for all expenses properly incurred on behalf of the Company. All expenses must be within the policy guidelines as established from time to time by Company management, and must be properly supported by receipts. Expense claims are to be submitted at the end of each month with full details for each expense item, and on the expense form provided by the Company. Automobile usage will be reimbursed at $.35/mile driven on Company business. Policy guidelines include economy airline travel, approved hotels include Best Western, Holiday Inns, Ramada Inns, Choice Hotels, and others of similar class. Food expenses when traveling is based on a $25.00 daily guideline. Reimbursement will be within two weeks of expense form submission.

VACATION/TIME OFF

Three weeks of vacation annually and all statutory and corporately recognized holidays.